Exhibit 99.1

FOR IMMEDIATE RELEASE
April 21, 2005
Contacts:
Barry Hulin, President and CEO — 702.221.8600
Dick Holtzclaw, EVP and CFO — 702.436.1515

VALLEY BANCORP ANNOUNCES EARNINGS FOR FIRST QUARTER 2005

HIGHLIGHTS

•	First quarter earnings of $1,092,000, up 76% from $622,000 in 1st quarter 2004.

•	First quarter earnings per diluted share of $0.37 up 6% from 1st quarter 2004.

•	ROE and ROA of 11.86% and 1.51% respectively in 1st quarter 2005.

•	Total loans increased $63 million, up 39% from 1st quarter 2004.

Las Vegas, Nevada — Valley Bancorp (NASDAQ: VLLY), the holding company for Valley Bank, today announced net income of $1,092,000 for the quarter ended March 31, 2005, a 76% increase from net income of $622,000 for the first quarter of 2004. Earnings per diluted share were $0.37 for the first quarter of 2005 as compared to $0.35 for the same period last year. Return on average assets and return on average equity for the quarter ended March 31, 2005 were 1.51% and 11.86% as compared to 1.23% and 15.16% for the same period in 2004, respectively. The return on average equity for the first quarter 2005 was lower than the first quarter 2004 due to a higher average equity balance during the quarter resulting from the successful completion of the Initial Public Offering that closed on September 28, 2004. Valley Bancorp’s total assets grew $98 million or 46%, to $311 million at March 31, 2005 as compared to $213 million at March 31, 2004. At March 31, 2005, Valley Bancorp’s total net loans were $223 million, total deposits were $272 million, and stockholders’ equity was $37 million.

Barry L. Hulin, President and Chief Executive Officer of Valley Bancorp, stated, “These results reflect a solid quarter for our Company and are indicative of the continuing economic growth in Southern Nevada.”

Financial Performance Indicators for the Quarter Ended March 31, 2005 and 2004
(Dollars in thousands, except per share data)
(Unaudited)

	At March 31,		Change
	2005	2004	$ or #	%
Balance Sheet:
Loans net of Unearned Fees	$225,256	$161,838	$63,418	39.19%
Allowance for Loan Losses	(2,248)	(1,761)	(487)	27.65%

Loans, net	$223,008	$160,077	$62,931	39.31%
Total Assets	$311,104	$213,058	$98,046	46.02%
Total Earning Assets	297,644	201,278	96,366	47.88%
Total Investments	74,585	41,201	33,384	81.03%
Total Deposits	271,726	194,898	76,828	39.42%
Total Liabilities	274,026	196,398	77,628	39.53%
Total Stockholders’ Equity	$37,078	$16,660	$20,418	122.56%
Common Shares Outstanding	2,794,748	1,725,478	1,069,270	61.97%
Book Value per Share	$13.27	$9.66	$3.61	37.37%
Allowance for Loan Losses to Total Loans	1.00%	1.09%		-0.09%
Total Stockholders’ Equity to Total Assets	11.92%	7.82%		4.10%
Total Loans to Total Deposits	82.07%	82.13%		-0.06%

	Quarter Ended March 31,		Change
	2005	2004	$ or #	%
Income Statement:
Interest Income	$4,462	$2,823	$1,639	58.06%
Interest Expense	1,089	643	446	69.36%

Net Interest Income	3,373	2,180	1,193	54.72%
Provision for Loan Losses	51	105	(54)	-51.43%
Non-interest Income	75	101	(26)	-25.74%
Non-interest Expense	1,741	1,231	510	41.43%

Income before Income Taxes	1,656	945	711	75.24%
Income Tax Expense	564	323	241	74.61%

Net Income	$1,092	$622	$470	75.56%

Basic Earnings Per Share	$0.39	$0.36	$0.03	8.33%
Diluted Earnings Per Share	$0.37	$0.35	$0.02	5.71%
Weighted Average Shares — Basic	2,790,792	1,725,478	1,065,314	61.74%
Weighted Average Shares — Diluted	2,953,762	1,784,979	1,168,783	65.48%

	Quarter Ended March 31,		Change
	2005	2004	$ or #	%
Average Total Assets	$288,656	$203,049	$85,607	42.16%
Average Earning Assets	275,455	192,695	82,760	42.95%
Average Stockholders’ Equity	$36,840	$16,413	$20,427	124.46%
Net Interest Margin (1)	4.97%	4.55%		0.42%
Return on Assets (1)	1.51%	1.23%		0.28%
Return on Equity (1)	11.86%	15.16%		-3.30%
Non-interest Expense to Average Earning Assets (1)	2.53%	2.56%		-0.03%
Efficiency Ratio	50.49%	54.30%		-3.81%
Full Time Equivalent Employees	53	44	9	20.45%

(1)	Annualized

Net Interest Income and Net Interest Margin

Net interest income increased by $1.2 million or 54.7% to $3.4 million for the first quarter of 2005 as compared to $2.2 million in the first quarter of 2004. This increase was primarily the result of higher interest income from loans and other earning assets due to increased outstanding totals as well as an improved interest margin. Valley Bancorp average earning assets increased by $82.8 million or 43.0% to $275.5 million for the quarter ended March 31, 2005 as compared to $192.7 million for the first quarter of 2004. The net interest margin for the quarter ended March 31, 2005 increased to 4.97% as compared to 4.55% for the same period in 2004. Rising interest rates and increasing loans outstanding contributed to this improved net interest margin.

Distribution of Assets, Liabilities and Stockholders’ Equity; Interest Rates and Interest Differential

	Quarter Ended March 31,
	2005			2004
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance (1)	Expense	Cost (2)	Balance (1)	Expense	Cost (2)
Assets	(Dollars in thousands)
Earning assets:
Loans (3) (4) (5)	$208,302	$3,931	7.65%	$149,297	$2,623	7.07%
Federal funds sold (6)	19,627	121	2.50%	13,081	32	0.98%
Interest bearing deposits (6)	9,104	56	2.49%	14,399	66	1.84%
Investment securities (6)	38,422	354	3.74%	15,918	102	2.58%

Total earning assets and interest income	275,455	4,462	6.57%	192,695	2,823	5.89%
Non-interest earning assets:
Cash and due from banks	7,622			6,183
Premises and equipment	5,799			4,434
Other assets	2,024			1,558
Allowance for credit losses	(2,244)			(1,821)
Total assets	$288,656			$203,049

Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Interest bearing demand deposits	$73,194	$213	1.18%	$66,337	$135	0.82%

	Quarter Ended March 31,
	2005			2004
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance (1)	Expense	Cost (2)	Balance (1)	Expense	Cost (2)
	(Dollars in thousands)
Savings deposits	12,620	18	0.58%	9,672	12	0.50%
Time deposits $100,000 or more	50,393	324	2.61%	31,075	179	2.32%
Other time deposits	71,628	526	2.98%	48,707	307	2.54%
Short-term borrowings	—	—	—	307	1	1.31%
Long-term borrowings	463	8	7.01%	502	9	7.21%

Total interest bearing liabilities	208,298	1,089	2.12%	156,600	643	1.65%
Noninterest-bearing liabilities:
Demand deposits	42,495			29,314
Other liabilities	1,023			722
Stockholders’ equity	36,840			16,413

Total liabilities and stockholders’ equity	$288,656			$203,049

Net Interest Spread (7)			4.45%			4.24%

Net interest income/margin (8)		$3,373	4.97%		$2,180	4.55%

(1)	Average balances are obtained from the best available daily data.

(2)	Annualized.

(3)	Loans are gross of allowance for credit losses but after unearned fees.

(4)	Non-accruing loans are included in the average balances.

(5)	Interest income includes loan fees of $60,000 and $122,000 for the quarter ended March 31, 2005 and 2004, respectively.

(6)	All investments are taxable.

(7)	Represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities

(8)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

Provision for Loan Losses and Related Allowance for Loan Losses

The provision for loan losses was $51,000 for the quarter ended March 31, 2005 as compared to $105,000 for the same period in 2004. The allowance for loan losses of $2.2 million at March 31, 2005 reflected management’s assessment of the current risk in the loan portfolio and represented 1.00% of total loans. Valley Bancorp had only one non-accrual loan of $146,000 and one loan of $1.5 million that was past due 90 days or more as of March 31, 2005.

Non-interest Income and Non-interest Expense

Non-interest income was $75,000 for the quarter ended March 31, 2005 as compared to $101,000 for the same period in 2004. The decrease of $26,000 was due primarily to lower aggregate service charges on deposit accounts. Higher average balances on deposit accounts maintained by the customers continued to hold down service charge income.

Non-interest expense was $1.7 million for the quarter ended March 31, 2005, an increase of $510,000 over the same period in 2004. The increase was primarily a result of increased compensation and employee benefits costs due to increasing staff levels, higher professional fees associated with being a publicly traded company, higher data processing expenses due to increased number of customers’ accounts and transactions being processed, and higher marketing and advertising costs.

Balance Sheet

Valley Bancorp’s total assets were $311 million at March 31, 2005, an increase of $98 million or 46% from $213 million at March 31, 2004. The increase was due primarily to a $63 million net increase in the loan portfolio, a $22 million increase in available for sale securities, a $16 million increase in Federal funds sold, and a $4 million decrease in interest-bearing deposits at other financial institutions. Total deposits increased by $77 million or 39% to $272 million at March 31, 2005, as compared to $195 million at March 31, 2004. Valley Bancorp stockholders’ equity increased by $20 million or 123% to $37 million at March 31, 2005 from $17 million at March 31, 2004, due to increased retained earnings of $3 million and net proceeds of approximately $17 million from its Initial Public Offering completed on September 28, 2004.

About Valley Bancorp

Headquartered in Las Vegas, Valley Bancorp is the holding company for Valley Bank, a Nevada state-chartered commercial bank with branches in Las Vegas, Henderson, and Pahrump.

Website:	Valley Bancorp’s website	– www.valleybancorp.com
	Valley Bank’s website	– www.vbnv.com

This news release contains forward-looking statements. These statements are subject to a number of uncertainties and risks including, but not limited to, the company’s inability to generate increased earning assets, sustain credit losses, maintain adequate net interest margin, control fluctuations in operating results, maintain liquidity to fund assets, retain key personnel, and other risks detailed from time to time in Valley Bancorp’s filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the period ended December 31, 2004. Actual results may differ.

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